EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Entrust Files Patent Infringement Lawsuit Against Addison Avenue Federal Credit Union

Complaint cites patent infringement for use of protected grid authentication technology

DALLAS – March 23, 2006 – Entrust, Inc. [NASDAQ: ENTU], a world leader in securing digital identities and information, today announced that it has filed a patent infringement lawsuit against Addison Avenue Federal Credit Union on the grounds that the credit union has deployed an authentication solution for its customers which Entrust considers an infringement on its grid authentication patent. Entrust, Inc. holds a patent on this technology, and the credit union has deployed this technology without license from Entrust.

While Addison Avenue’s actions reinforce the value of grid authentication for protecting consumers from identity fraud, Entrust has a significant investment in the acquisition and commercialization of this technology and must protect its intellectual property rights. Grid authentication has seen rapid success as an innovative and cost-effective method for protecting the identities of consumers and employees.

Assigned to Entrust in 2005 by the Eastman Chemical Company, U.S. Patent 5,712,627 (the “‘627 Patent”) was issued on January 27, 1998 by the United States Patent and Trademark Office. Among other things, the ‘627 Patent covers all methods for determining whether a person seeking access to a secured system is authorized to do so where the determination about the right to access the secured system is confirmed using some form of grid authentication with or without an accompanying password.

The patent infringement lawsuit was filed in the United States District Court for the Northern District of California on March 22, 2006.

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world leader in securing digital identities and information. Over 1,400 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers in achieving regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

For more information:

Michelle Metzger	David Rockvam
Public Relations	Investor Relations
Entrust, Inc.	Entrust, Inc.
(972) 713-5866	(972) 713-5824
michelle.metzger@entrust.com	david.rockvam@entrust.com